Exhibit 10.27

DJO INCORPORATED

Director Arrangement, Separation Agreement and General Release

WHEREAS, Leslie H. Cross (“Executive”) and DJO Incorporated (formerly named ReAble Therapeutics, Inc.), a Delaware corporation (the “Company”) have entered into this Director Arrangement, Separation Agreement and General Release (the “Agreement”) as of January 21, 2011;

WHEREAS, Executive desires to resign his employment with the Company effective on the earlier of (x) June 30, 2011 and (y) the date on which the Company commences the employment of a new successor as Chief Executive Officer of the Company (such date, the “Termination Date”);

WHEREAS, Executive and the Company mutually desire to enter into this Agreement in order to resolve all disputes and controversies with respect to the various agreements and all other disputes and controversies arising from Executive’s employment relationship with the Company and the termination of that relationship, and to settle fully and finally all differences between them; and

WHEREAS, the Company desires to retain Executive to serve as Chairman of the Board of Directors of the Company, and Executive desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement;

IT IS HEREBY AGREED, by and between Executive and the Company as follows:

1.             Termination of Employment.

(a)           Employment Through Termination Date.  Executive shall remain employed as President and Chief Executive Officer of the Company until the Termination Date.  Executive shall receive a monthly salary of $98,437.66 during the period beginning on January 1, 2011 and ending on the Termination Date, such amount representing a pro-rated portion of Executive’s base salary and a pro-rated bonus for 2011.  Such amounts shall be payable in equal installments over the normal payroll cycle during the period commencing on January 1, 2011 and ending on the Termination Date.

(b)           Resignation of Positions with the Company.  Executive resigns as President, Chief Executive Officer of the Company and all other positions Executive may hold with the Company, effective as of the Termination Date, except as specifically set forth in Section 2(a) below.

(c)           Executive acknowledges that Executive will receive Executive’s closing paycheck, including payment for all accrued and unused vacation, if any.  Executive acknowledges that the Company will pay Executive in full for all labor or services performed, and that the Company will pay Executive in full for all vacation or paid time off owed to Executive as of the Termination Date.

2.             Director Arrangement.

(a)           Chairman of the Board Arrangement.  The Company hereby appoints Executive and Executive hereby agrees to serve as the Chairman of the Board of Directors of the Company (“Chairman”), effective as of the Termination Date, on the terms and subject to the conditions of this Agreement.  Executive shall serve as non-employee Chairman of the Board of Directors of the Company (the “Board”) and shall do so in accordance with the fiduciary duties of a director of a Delaware corporation.  The term of Executive’s service as Chairman under this Agreement (the “Initial Chairman Term”) shall commence on the Termination Date and shall expire on December 31, 2011 (the “Initial Chairman Termination Date”); provided that, with the consent of the Chief Executive Officer of the Company as of the Initial Chairman Termination Date, the term of Executive’s service as Chairman under this Agreement may be extended (such extended term, the “Extended Chairman Term”) for the period commencing on January 1, 2012 and ending on December 31, 2012.

(b)           Compensation.  The Company shall pay Executive a monthly fee of $49,218.77 for Executive’s service as Chairman during the Initial Chairman Term, payable in arrears during the Initial Chairman Term.  In the event Executive continues as Chairman during the Extended Chairman Term, the Company shall pay Executive an annual fee of $200,000 for Executive’s service as Chairman, payable in monthly installments during the Extended Chairman Term.  Executive shall not receive any additional fees during the Initial Chairman Term or the Extended

Chairman Term for his service as Chairman and shall not receive any equity or equity-based awards during such service.

(c)           Status of Director. During the Initial Chairman Term and the Extended Chairman Term, Executive shall not be an employee of the Company or any of its affiliates and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company (except benefits provided for the benefit of directors, which the Company anticipates will include medical and dental coverage on an after-tax basis).  Executive shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person.  Executive shall only consult, render advice and perform such tasks as Executive determines are necessary to achieve the results specified by the Company.  He shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Executive and may control and direct him in that regard, the Company shall not control or direct Executive as to the details or means by which such results are accomplished.  The Company shall maintain directors and officers insurance and will limit the liability of Executive in accordance with the relevant terms of the Company’s bylaws.

(d)           Taxes. It is intended that the fees paid under this Section 2 shall constitute revenues to Executive. To the extent consistent with applicable law, the Company shall not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws.  Executive shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

3.             Release of Claims.  In consideration of the promises of the Company set forth in Section 7 below, Executive, for himself and on behalf of his heirs, executors, administrators, and assigns (the “Executive Parties”) intending to be legally bound, hereby permanently and irrevocably agrees that Executive’s employment with the Company will terminate on the Termination Date and hereby REMISES, RELEASES and FOREVER DISCHARGES the Company and its

parents, subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities and all of their respective partners, shareholders, employees, supervisors, officers, directors, and agents, officials, insurers, attorneys and any person or entity which can be held jointly and severally liable with any of them (collectively the “Company Released Parties”) from any and all claims, including attorney fees and costs, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or ever claim to have against the Company Released Parties including, without limitation, claims arising out of or in any way connected to Executive’s employment, separation from employment or termination of employment with the Company or the other Company Released Parties.  By this Agreement, Executive knowingly and voluntarily waives any and all claims under any and all laws which provide legal restrictions on the Company’s or the other Company Released Parties’ right to terminate Executive’s employment or to affect the terms and conditions of Executive’s employment, including but not limited to claims under any federal, state or other governmental statute, regulation or ordinance, including without limitation:  (i) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (ii) the Americans With Disabilities Act; (iii) Title 2 of the Texas Labor Code; (iv) the Age Discrimination in Employment Act (“ADEA”); (v) the Older Workers Benefit Protection Act; (vi) the Family and Medical Leave Act (“FMLA”); (vii) Sections 1981 through 1988 of Title 42 of the United States Code; (viii) the Employee Retirement Income Security Act of 1974 (“ERISA”); and (ix) all other federal, state, or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes.  Executive also waives any other common law or statutory claims against the Company Released Parties, including but not limited to any claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional.  Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement, Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding.  This release does not give up Executive’s rights, if any, to the following claims that Executive has or may have (the “Executive Release Exclusions”): (1) to seek indemnification pursuant to applicable state law and the Company’s By-Laws; (2) to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by the Company; (3) regarding any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims and the ability to file certain administrative claims; and (4) to enforce the terms and provisions of this Agreement.  Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.  In addition to the foregoing, Executive shall deliver (and not revoke) a release (the “Release”) within 21 days following the Termination Date that is substantially in the form attached as Exhibit A as a condition to the receipt of the payments and benefits in Section 7.

4.             Executive, for the Executive Parties, shall promptly take all steps necessary to dismiss with prejudice any and all pending complaints, charges and grievances against the Company Released Parties (except to the extent related to an Executive Release Exclusion), regardless of whether they are or have been filed internally or externally.

5.             Except (a) as set forth in this Agreement and/or (b) as set forth in any subsequent agreement between Executive or any Executive Parties and the Company or any Company Released Parties, Executive expressly agrees that by accepting the payments set forth in Section 7 of this Agreement: (i) such payments are in full satisfaction of any liability or obligation to Executive under all agreements between Executive and the Company (or any Company Released Party) that were effective on or prior to the date of this Agreement, (ii) payment has been made in full for all hours worked and that Executive is not owed or entitled to any additional compensation in the form of salary, wages, overtime, vacation pay, fringe benefits or otherwise, related to any employment with the Company or the Company Released Parties as of the date of this Agreement and (iii) other than as set forth in Section 7 of this Agreement, Executive waives any and all rights relating to any stock option or other equity grants awarded to Executive by the Company or any Company Released Parties.

6.             Except (a) as set forth in this Agreement and/or (b) as set forth in any subsequent agreement between Executive or Executive Parties and the Company or any Company Released Parties, it is expressly agreed and understood that neither the Company nor any of the Company Released Parties has (or will have) any obligation to provide Executive at any time in the future with any payments, benefits or considerations.

7.             Separation Payments. In full consideration of Executive’s execution of this Agreement and delivery of the Release, and his agreement to be legally bound by the terms thereof, the Company shall provide Executive the following benefits and payments:

(a)           Cash Payment.  A cash payment of $1,181,250, less all payroll taxes and any other legally required or authorized withholdings or deductions, payable in equal installments over the normal payroll cycle during the 12-month period following the Termination Date.

(b)           2010 Bonus Payment.  Payment of Executive’s bonus under the 2010 Bonus Plan based on the Company’s actual achievement of performance targets through December 31, 2010 and paid at such time as amounts under the 2010 Bonus Plan are paid to other plan participants.

(c)           Health Benefits. Executive and his qualified beneficiaries may have the right to elect to continue his group healthcare insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”) at such time as he ceases to be eligible for the Company’s group healthcare coverage.  During the first eighteen (18) months following the date on which such coverage ceases, the Company agrees to be responsible for the full COBRA premium with respect to continuation of group healthcare insurance coverage for Executive and his qualified beneficiaries. Executive agrees to hold harmless the Company Released Parties from any and all claims arising directly or indirectly, from the group medical insurance coverage referenced above.  The benefits provided hereunder will be on an after-tax basis to the extent necessary to avoid any non-discrimination issues with respect to the Company’s health plans and will be subject to all required taxes, tax withholdings and deductions.  Additional information regarding Executive’s COBRA rights and election forms will be provided under separate cover.

(d)           Unvested Time-Based Stock Options.  The 59,523 stock options granted to Executive on February 20, 2008 and subject to time-based vesting (the “Time-Based Options”) which had not yet vested as of December 31, 2010 shall expire and be forfeited on the Termination Date.

(e)           Vested Time-Based and Performance-Based Options.

(i)            Long-Term Extended Options. A total of 71,969 Time-Based Options and the 45,971 stock options granted to Executive on February 20, 2008 and subject to performance-based vesting pursuant to the “First Performance-Based Tranche” (as defined in the applicable grant agreement, as amended in March, 2010) (the “Performance-Based Options”) which were vested and exercisable as of December 31, 2010 shall remain exercisable until the earlier of (i) the date of consummation of a Change in Control (as defined in the applicable grant agreement), (ii) the date they are exercised in accordance with their terms and (ii) the original expiration of their term. This amount represents 70% of the Time-Based Options and Performance-Based Options that were vested and exercisable as of December 31, 2010.

(ii)           Short-Term Extended Options. A total of 30,000 Time-Based Options which were vested and exercisable as of December 31, 2010 shall remain exercisable until the earlier of (i) the date of consummation of a Change in Control (as defined in the applicable grant agreement), (ii) the date they are exercised in accordance with their terms and (ii) the close of business on January 2, 2012.

(iii)          Remaining Options. The remaining 844 Time-Based Options and 19,702 Performance-Based Options which were vested and exercisable as of December 31, 2010 will expire and be forfeited on the Termination Date.

(f)            MOIC Options. Notwithstanding any provision in the applicable grant agreement, the 251,620 outstanding stock options granted to Executive on February 20, 2008 and subject to the “First Market Return Tranche” and the “Second Market Return Tranche” (as defined in the applicable grant agreement, as amended) (the “MOIC Options”) shall remain outstanding and subject to the applicable vesting criteria until January 1, 2012.  On January 1, 2012, the MOIC Options which have not become vested and exercisable shall expire and be forfeited.  Upon vesting of the MOIC Options, they shall remain exercisable until the earlier of (i) 90 days following the date that such MOIC Options become vested and exercisable; (ii) the date they are exercised in accordance with their terms; and (iii) the expiration of their term.

(g)           Rollover Options. The Company will make a cash payment of $1,999,758.75 to Executive within 30 days of the Termination Date, which represents the excess of $16.46 over the exercise price of 2/3 of each tranche of stock options granted to Executive on November 20,

2007, as set forth on Schedule A attached hereto. The remaining 1/3 of each tranche of stock options granted to Executive on November 20, 2007 will remain exercisable until the earlier of (i) the date they are exercised in accordance with their terms and (ii) the expiration of their terms.

(h)           Other Benefits.  All benefits arising under the terms of any written qualified retirement plan, which, by their terms will entitle Executive to benefits or payments by virtue of his status as a former employee.

8.             The payment of any amount pursuant to Section 7 of this Agreement shall not begin sooner than the 8th day following the date that the Release is executed by Executive without revocation (the “Release Date”).

9.             Executive shall return to the Company all Company property, including but not limited to computers, printers, phones, fax machines, copiers, furniture, files and records, keys, electronic keys, identification cards, and phone cards.

10.           Restrictive Covenants.  Executive agrees that in consideration of receiving from the Company the payments and benefits provided for in this Agreement, certain of which payments and benefits Executive was not otherwise entitled to receive, Executive agrees to the following:

(a)           For a period of one year following the Termination Date (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client (i) with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding the Termination Date or (ii) for whom Executive had direct or indirect responsibility during the one-year period preceding the Termination Date.

(b)           During the Restricted Period, Executive will not directly or indirectly (i) engage in any business that competes with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”); (ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates.

(c)           Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(d)           During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates (other than as a result of a general advertisement of employment made by Executive’s subsequent employer or business, not directed at any such employee); or (ii) hire any such employee who was employed by the Company or its affiliates as of Termination Date or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the Termination Date.

(e)           During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(f)            It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.           Confidentiality.

(a)           Executive will not at any time (i) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company or its affiliates); or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)           “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) made available to Executive by a third party without, to Executive’s knowledge, breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

12.           Executive hereby agrees that Executive will continue to be available and cooperate in a reasonable manner in providing assistance to the Company in concluding any matters which are reasonably related to the duties and responsibilities which Executive had while employed by the

Company, provided that such cooperation and assistance does not interfere with any subsequent employment obtained by Executive.  Upon presentment of satisfactory documentation, the Company will reimburse Executive for reasonable out-of-pocket travel, lodging and other related expenses incurred in providing the assistance to the Company as contemplated hereunder.

13.           Executive agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any Company Released Parties, and the Company agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Executive or any Executive Released Parties.

14.           This Agreement and the Release constitute the complete and entire understanding between the parties, and supersedes any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Agreement and the Release.

15.           Executive hereby certifies that Executive has read the terms of this Agreement, that Executive has been hereby advised by the Company to consult with an attorney of his own choice prior to executing this Agreement, that Executive has had an opportunity to do so, and that Executive understands this Agreement’s terms and effects.  Executive further certifies that neither the Company nor any of the Company Released Parties nor any representative of the Company Released Parties has made any representations to Executive concerning this Agreement other than those contained herein.

16.           Executive acknowledges that Executive has been informed that this Agreement includes a waiver of claims under the ADEA, and that Executive has the right to consider this Agreement for a period of 21 days.  Executive also understands that he has the right to revoke this Agreement for a period of 7 days following his execution of this Agreement by giving written notice to the Company in care of Tom Capizzi.

17.           If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected.

18.           The provisions of this Agreement shall be governed by the laws of the State of New

York, without regard to any choice of law provisions.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release on the dates indicated below.

Leslie Cross

/s/ LESLIE H. CROSS

DATE: 1/21/11

DJO Incorporated

/s/ THOMAS A. CAPIZZI

BY:	Thomas A. Capizzi

ITS:	Executive Vice President, Global Human Resources

DATE:	1/25/11

[Signature Page to Leslie Cross Transition and Separation Agreement]

SCHEDULE A

Total Shares Underlying Rollover Option	Option Exercise Price	Number of Options to be Cashed Out	Payment for Cash-Out	Number of Options to Remain Outstanding
213,700	$13.10	142,467	$478,689.12	71,233
82,427	$12.91	54,951	$195,076.05	27,476
188,724	$8.29	125,816	$1,027,916.72	62,908
43,351	$7.00	28,901	$273,403.46	14,450
4,530	$8.29	3,020	$24,673.40	1,510
532,732		355,155	$1,999,758.75	177,577

Exhibit A

Release

THIS RELEASE OF CLAIMS (this “Release”) is entered into as of [date], 2011, by Leslie H. Cross (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Director Arrangement, Separation Agreement and General Release by and between DJO Incorporated (formerly named ReAble Therapeutics, Inc.), a Delaware corporation, (the “Company”) and the Executive, dated as of January    , 2011 (the “Separation Agreement”).

In consideration of the promises of the Company set forth in Section 7 of the Separation Agreement, Executive, for himself and on behalf of his heirs, executors, administrators, and assigns (the “Executive Parties”) intending to be legally bound, hereby permanently and irrevocably agrees that Executive’s employment with the Company terminated on the Termination Date and hereby REMISES, RELEASES and FOREVER DISCHARGES the Company and its parents, subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities and all of their respective partners, shareholders, employees, supervisors, officers, directors, and agents, officials, insurers, attorneys and any person or entity which can be held jointly and severally liable with any of them (collectively the “Company Released Parties”) from any and all claims, including attorney fees and costs, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or ever claim to have against the Company Released Parties including, without limitation, claims arising out of or in any way connected to Executive’s employment, separation from employment or termination of employment with the Company or the other Company Released Parties.  By this Agreement, Executive knowingly and voluntarily waives any and all claims under any and all laws which provide legal restrictions on the Company’s or the other Company Released Parties’ right to terminate Executive’s employment or to affect the terms and conditions of Executive’s employment, including but not limited to claims under any federal, state or other governmental statute, regulation or ordinance, including without limitation:  (i) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (ii) the Americans With Disabilities Act; (iii) Title 2 of the Texas Labor Code; (iv) the Age Discrimination in Employment Act (“ADEA”); (v) the Older Workers Benefit Protection Act; (vi) the Family and Medical Leave Act (“FMLA”); (vii) Sections 1981 through 1988 of Title 42 of the United States Code; (viii) the Employee Retirement Income Security Act of 1974 (“ERISA”); and (ix) all other federal, state, or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes.  Executive also waives any other common law or statutory claims against the Company Released Parties, including but not limited to any claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional.  Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement, Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding.  This release does not give up Executive’s rights, if any, to the following claims that Executive has or may have (the “Executive Release Exclusions”): (1) to seek indemnification pursuant to applicable state law and the Company’s By-Laws; (2) to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by the Company; (3) regarding any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims and the ability to file certain administrative claims; and (4) to enforce the terms and provisions of this Agreement.  Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.  In addition to the foregoing, Executive shall deliver (and not revoke) a release (the “Release”) within 45 days following the Termination Date that is substantially in the form attached as Exhibit A as a condition to the receipt of the payments and benefits in Section 7 of the Separation Agreement.

The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after it is signed by sending written notice to Marc Levin, the General Counsel of the Company, that the Executive wishes to revoke his acceptance of it and not be bound by it, which revocation must be actually delivered to the Company in accordance with this paragraph within such seven day period. In those circumstances, the Company shall have no obligation to provide to the Executive the benefits contained in this Release or in the specific provisions of the Separation Agreement that are provided on condition of the Executive’s signing and not timely revoking a release. This Release shall become effective on the 7th day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date and year first above written.

LESLIE H. CROSS

/s/ LESLIE H. CROSS
Date: January 21, 2011